EXHIBIT 99.4

IceWEB, Inc. CEO, Rob Howe Gives Exclusive Interview on StockTradersTalk.com

Sterling, VA – July 1, 2013 – IceWEB Storage Corporation – (OTC BB:IWEB),  an award-winning Unified Data Storage appliance provider for cloud and virtual environments, as well as the highly secure, scalable IceBOX BYOD (Bring Your Own Device) Private Digital Cloud Solution, announced today that CEO, Rob Howe will be a featured guest in an exclusive interview tonight, July 1, 2013 at 8pm EDT on StockTradersTalk.com.  An archived recorded version can be found on the homepage of Stock Traders Talk at www.stocktraderstalk.com, following the interview.

This interview will discuss IceWEB’s Cloud Services strategy and its go-to-market plans.  Mr. Howe will discuss the Company’s approach to the Cloud Services market in general, and IceWEB’s unique and forward-looking approach to it.

For more information please call 800-465-4637 or visit www.iceweb.com. To become part of the Company’s e-mail list for industry updates and press releases, please send an e-mail to ir@iceweb.com.

 This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward-looking statements” by words such as “may” “will,” “should”, “expects”, “plans”, “targets”, “believes”, “anticipates”, “estimates”, “predicts”, “potential”, or “continue”, or the negative of those words and other comparable words. These forward-looking statements are subject to certain risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

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Contact:

For IceWEB, Inc.
Cynthia DeMonte, 917-273-1717
ir@iceweb.com